Exhibit 99.1

Mediabistro Inc. Reports Financial Results

For Its First Quarter Ended March 31, 2014

(New York, NY – May 6, 2014) -- Mediabistro Inc. (Nasdaq: MBIS) today reported results for the quarter ended March 31, 2014.

Highlights for the first quarter of 2014 include:

•	Revenues for the first quarter of 2014 were $3.2 million compared to revenues of $2.5 million for the same period in 2013.

•	Net loss for the first quarter of 2014 was $746,000, compared to a net loss of $924,000 for the same period in 2013. Non-GAAP loss, excluding interest, taxes, depreciation, amortization and stock-based compensation expense, or EBITDA, was $417,000 during the first quarter of 2014 compared to EBITDA loss of $595,000 for the same period in 2013. We track the EBITDA metric and present it here because we believe it helps in the analysis of the performance of our core operations. However, non-GAAP metrics should not be considered as replacements for their closest GAAP counterparts, and you should be aware that different companies might calculate similarly titled metrics in a different way. Non-cash stock-based compensation expense was $55,000 during the first quarter of 2014 compared to $81,000 during the same period last year.

“Our financial results for the first quarter included our Inside Bitcoin trade show, held in February in Berlin, Germany. This trade show was financially successful. While recent events have highlighted the risks of this early-stage market, we remain excited about the long-term growth possibilities of this brand along with our Inside 3D Printing Conference and Expo trade show brand,” stated Alan M. Meckler, Chairman and CEO of Mediabistro Inc. “We also most recently held our Inside 3D Printing Conference and Inside Bitcoin trade shows in New York during the second quarter of 2014 and we have scheduled inaugural Inside 3D Printing and Inside Bitcoin events throughout the world in 2014 including, Hong Kong, Australia, Italy, Israel and South Korea, among others.”

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Mediabistro Inc.

Unaudited Consolidated Condensed Statements of Operations

For the Three Months Ended March 31, 2014 and 2013

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenues	$3,159	$2,520

Cost of revenues	1,821	1,557
Advertising, promotion and selling	575	476
General and administrative	1,100	1,160
Depreciation	37	64
Amortization	96	109
Total operating expenses	3,629	3,366

Operating loss	(470)	(846)
Other loss, net	(136)	(4)
Interest income	–	1
Interest expense	(127)	(63)

Loss before income taxes	(733)	(912)
Provision for income taxes	13	12

Net loss	$(746)	$(924)

Loss per share:
Basic net loss	$(0.12)	$(0.15)
Diluted net loss	$(0.12)	$(0.15)
Weighted average shares used in computing loss per share:
Basic	6,057	6,023
Diluted	6,057	6,023

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Mediabistro Inc.

Consolidated Condensed Balance Sheets

March 31, 2014 and December 31, 2013

(in thousands, except share and per share amounts)

	March 31, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$746	$1,232
Accounts receivable, net of allowances of $8 and $3, respectively	563	557
Prepaid expenses and other current assets	1,467	769
Total current assets	2,776	2,558

Property and equipment, net of accumulated depreciation of $1,564 and $1,530, respectively	397	430
Intangible assets, net of accumulated amortization of $1,097 and $1,208, respectively	1,800	1,946
Goodwill	6,633	6,633
Investments and other assets	630	637
Total assets	$12,236	$12,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$646	$445
Accrued payroll and related expenses	331	511
Accrued expenses and other current liabilities	1,068	1,092
Deferred revenues	1,828	1,120
Total current liabilities	3,873	3,168

Loan from related party, net of discount of $450 and $454, respectively	8,345	8,341
Deferred revenues	16	16
Deferred income taxes	493	481
Total liabilities	12,727	12,006

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 4,000,000 shares authorized, 600,000 designated as Series A Junior participating preferred stock, no shares issued and outstanding	–	–
Common stock, $.01 par value, 18,750,000 shares authorized, 6,176,804 and 6,176,661 shares issued and 6,057,519 and 6,057,376 shares outstanding at March 31, 2014 and December 31, 2013, respectively	62	62
Additional paid-in capital	290,677	290,620
Accumulated deficit	(290,734)	(289,988)
Treasury stock, 119,285 shares, at cost	(496)	(496)
Total stockholders’ equity	(491)	198
Total liabilities and stockholders’ equity	$12,236	$12,204

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Mediabistro Inc.

Unaudited Consolidated Condensed Statements of Cash Flows

For the Three Months Ended March 31, 2014 and 2013 (in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(746)	$(924)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	133	173
Stock-based compensation	55	81
Provision for losses on accounts receivable	–	5
Other, net	140	3
Amortization of debt issuance costs and debt discount	6	10
Deferred income taxes	12	10
Changes in current assets and liabilities:
Accounts receivable, net	(6)	68
Prepaid expenses and other current assets	(760)	(257)
Accounts payable, accrued expenses and other liabilities	(6)	(123)
Deferred revenues	708	423
Net cash used in operating activities	(464)	(531)
Cash flows from investing activities:
Purchases of property and equipment	(9)	(12)
Acquisitions of intangible assets and other development costs	(13)	(48)
Net cash used in investing activities	(22)	(60)
Cash flows from financing activities:
Proceeds from exercise of stock options	–	7
Net cash provided by financing activities	–	7
Net decrease in cash and cash equivalents	(486)	(584)
Cash and cash equivalents, beginning of period	1,232	2,210
Cash and cash equivalents, end of period	$746	$1,626

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About Mediabistro Inc.

Mediabistro Inc. (Nasdaq: MBIS) is a leading Internet media company that provides services for social media, traditional media, and creative professionals. Mediabistro is a leading producer of 3D printing and Bitcoin trade shows. Service offerings include an online job board, news and analysis, trade shows and events, online and in-person courses, and research products.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example: recent turmoil and trading platform closures in the Bitcoin market; the competitive environment in which Mediabistro competes; Mediabistro’s ability to maintain its listing on the Nasdaq Capital Market; and the unpredictability of Mediabistro’s future revenues, expenses, cash flows and stock prices. For a more detailed discussion of such risks and uncertainties, refer to Mediabistro’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Mediabistro assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

All current Mediabistro press releases can be found online at http://www.mediabistro.com/corporate/press.html

For information on Mediabistro, contact:

Natalie Bonacasa

press@mediabistro.com

212-547-7870